Filed pursuant to Rule 424(b)(3)
Registration No. 333-269543

PROSPECTUS SUPPLEMENT NO. 11

(to Prospectus dated March 17, 2023)

863,333 Ordinary Shares Represented by 863,333 American Depositary Shares

Issuable Upon Exercise of Common Warrants

This prospectus supplement updates, amends and supplements the prospectus contained in our Post-Effective Amendment No. 1 to Form F-1 on Form S-1 and Post-Effective Amendment No. 1 to Form S-1, effective as of March 17, 2023 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-269543). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with certain of information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 18, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “QNRX”. On December 15, 2023, the closing price for our ADSs on the Nasdaq Capital Market was $4.305 per ADS.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties under the heading “Risk Factors” beginning on page 5 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 18, 2023.

Item 8.01 Other Events.

On December 13, 2023, the Company issued a press release announcing that it had received clearance from the U.S. Food and Drug Administration to implement a number of protocol amendments to its two ongoing clinical trials for QRX003, which is being developed as a potential treatment for Netherton Syndrome. Both trials are being conducted under the Company’s open Investigational New Drug Application (IND) for QRX003.

The number of subjects in the blinded trial is increased to 30 from 18. In addition, the lower 2% dose has been eliminated from the trial going forward. All subjects will now receive either 4% QRX003 or a placebo vehicle, both of which will be applied twice-daily instead of the current once-daily treatment.

The number of subjects in the open-label trial is increased to 20 from 10, and the dosing frequency will also be twice-daily going forward. All subjects in this trial will continue to receive off-label systemic therapy throughout the duration of treatment.

All current clinical endpoints for both trials will remain the same.